State of Delaware Secretary of State Division of Corporations Delivered 05:27 PM 07/29/2005 FILED 05:27 PM 07/29/2005 SRV 050628887 - 2363011 FILE

CERTIFICATE OF AMENDMENT
OF
RESTATFD CERTIFICATE OF INCORPORATION
OF
FIRST LOOK MEDIA, INC.

___________________________________
Pursuant to Section 242 of the
General Corporation Law of Delaware
___________________________________

           The undersigned Chief Executive Officer of First Look Media, Inc. (“Corporation”) DOES HEREBY CERTIFY:

                     FIRST: The name of the Corporation is First Look Media, Inc.

                     SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIFTH in its entirety and the new Article FIFTH was intentionally left blank.

                     THIRD: The foregoing amendment to the Restated Certificate of Incorporation was duly approved by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the written consent of the holders of at least 66-2/3% of the combined voting power of the outstanding voting stock of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation and Sections 228 and 242 of the General Corporation Law of the State of Delaware:

                     IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 28th day of July, 2005

/s/ Christopher J. Cooney Christopher J. Cooney Chief Executive Officer